EXHIBIT 99.1

Banco Santander Central Hispano Managers Plan 1999

In Madrid, this twenty-ninth day of July two thousand.

B E T W E E N

For the first part,                      , with                   , on behalf and in representation of Banco Santander Central Hispano, S.A. (hereinafter referred to as “BSCH” or “the Bank”), resident for the purposes of this agreement in Madrid, Plaza de Canalejas no. 1.

And for the second part, ……………………………… , holder of N.I.F. (Fiscal Identification Number) ……………… (hereinafter referred to as the “Officer” or “the beneficiary of the option”).

Both parties mutually acknowledge their capacity to enter into this agreement, and for such purpose state as follows:

R E C I T A L S

I.	Whereas, BSCH, within its Human Resources policy for the remuneration of officers, has designed a remuneration plan linked to the stock market performance of the Bank’s shares.

II.	Whereas, the continuation of this plan in subsequent years is not assumed, either with respect to its design or its particular conditions.

III.	Whereas, this plan is implemented by the granting of a specific number of options to buy shares of the Bank, the parties having decided that the legal treatment and particular circumstances of which should be reflected in writing in order to better inform the beneficiaries.

IV.	Whereas, both parties being in agreement with the plan so designed, have decided to enter into a stock option agreement, in accordance with the following

C L A U S E S

ONE. - OBJECT OF THE AGREEMENT.

The object of this agreement is to regulate the conditions under which BSCH grants to the Officer the authority for the latter to decide, with total freedom and exclusivity, at a specific time in the future, the exercising of the rights recognised by this agreement and which will take the form of the possibility of acquiring a specific number of shares of the Bank under two different alternative procedures.

TWO. - NUMBER OF SHARES.

…………. is hereby granted, and accepts, a total of ………… purchase options, each of which confers the rights recognised herein.

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THREE. - ACQUISITION PRICE.

Each purchase option conferred on the beneficiary entails the right to acquire one share of Banco Santander Central Hispano at the price of 381.- Ptas. (2.29 euros).

FOUR. - EXERCISE TIME-LIMIT.

4.1	No option conferred may be exercised before December 31st 2001 (exclusion period).

36 months from the conclusion of the exclusion period is established as the time limit for exercising the options, in 2 tranches, i.e., from December 31st 2001 until December 30th 2004.

4.2	Once the exclusion period has elapsed, the Officer may convert into cash the rights recognised herein.

4.3	After the last day of the exercise period has elapsed, the options granted will cease to be valid, may not be exercised and will not confer any rights on the owner of same.

FIVE. - RIGHTS RECOGNISED UNDER THIS AGREEMENT.

5.1	Once the beneficiary of the options, within the exercise period and in writing as defined for such purpose, has notified his/her intention to exercise the rights recognised according to Clause 4.2 hereof, the Bank will make available to such beneficiary a specific number of shares, with no economic consideration, the quantification of which will be calculated as follows: the total cost of the commitment assumed by BSCH will be equivalent, in its total value, to the amount resulting from multiplying the economic difference existing between the acquisition price stated in Clause THREE herein, and the opening value of the shares on the market the second business day after the date on which the Bank receives the notification, for the number of options exercised.

In order to determine the net amount to which the Officer will be entitled, and which, rounded upwards, will act to confer the exact number of shares, the Bank will deduct (from the economic difference referred to in the preceding paragraph, and since it is the responsibility of the Officer) the amount corresponding to the income tax payment; a net amount which will finally determine the attributive net amount of the number of shares to be acquired at the market price assigned in the preceding paragraph.

5.2	As an alternative to what is established in the preceding paragraph, the Officer may accordingly exercise a purchase option on the shares conferred under Clause TWO of this agreement, on all or part of them, stating thus in the notification indicated under point 5.1 and being able, in the latter case, to continue to exercise the remaining options during the exercise period envisaged in point 4.1.

As of the second business day from the time that the Bank receives such notification, it should carry out all the necessary formalities to effectively make the transfer of the shares.

The acquisition price of the share, on exercising the option, will be that established in Clause THREE, and the total amount should be made available to BSCH at the time of exercising the option.

The Officer will be responsible for making payment of the respective amount on account of income tax as a result of the taxable event represented by the remuneration in kind generated by the difference between the market value and that of acquisition.

SIX. - SHARE AVAILABILITY COMMITMENT BY THE BANK.

From the time that the purchase options may be exercised, BSCH undertakes to guarantee the acquisition of a sufficient number of shares in order to make payment of the rights recognised hereunder.

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SEVEN. - DILUTION OF CAPITAL DURING THE PERIOD FOR GRANTING THE OPTIONS.

7.1	In the event that a dilution of share capital occurs as a result of a capital increase, division of the nominal amount, merger, take-over, etc., in the period between the date of this agreement and the date from which the options may be exercised, the grantor undertakes to adjust the option price downwards by the respective underlying value, and where applicable, to make an upward adjustment in the number of options to be exercised.

7.2	Any dilutive effect as a result of capital increases linked to correlative and prior capital reductions intended to re-establish net worth balance arising from losses is excluded from the guarantee established in the preceding paragraph.

EIGHT. - TRANSFER OF OPTIONS.

The purchase options are non-transferable to third parties, with the exceptions stated in Clause TEN.

NINE. - MAINTAINING THE SHARE PORTFOLIO.

The Officer undertakes to maintain his/her ownership of the shares conferred or acquired through purchase as a result of this agreement, and not to transfer them for a period of one year from the date they are transferred to him/her.

TEN. - PERSONAL AND PROFESSIONAL CIRCUMSTANCES OF THE OPTING PARTY THAT COULD INFLUENCE THE PURCHASE OPTION.

10.1	The extinction of the employment relationship at the wish of the Officer or due to dismissal with cause for disciplinary or objective reasons, will automatically result in the loss of the right to exercise the options.

10.2	Whenever the extinction of the employment relationship is due to retirement or pre-retirement, at the initiative of BSCH or a Group Entity, or permanent disability, the Officer will not lose his/her option right, which must be exercised under the terms and conditions and within the time-limits under which it was granted to him/her.

10.3	If the extinction of the employment relationship occurs due to retirement or pre-retirement, at the initiative of the Officer or due to the discontinuance of the Bank, the Officer will not lose his/her option right, which must be exercised within a maximum period of 15 days from the date of the occurrence of the event causing such extinction or from the conclusion of the exclusion period, according to whether such event had occurred outside or inside such exclusion period.

10.4	In the event that the Officer requests a leave of absence and this is acknowledged by the Bank, if the exclusion period has elapsed, he/she should exercise the purchase option at that time. If the leave of absence occurs outside the exclusion period (unless such leave of absence is involuntary or of a special nature due to the Officer in question transferring to a company of the Group), he/she will lose all option rights.

If the leave of absence is involuntary and takes place within such period, the Officer should exercise his/her options within the 15 days following the conclusion of the aforementioned exclusion period.

In the case of a special leave of absence owing to the transfer of the Officer to a company of the Group, the stipulations of this agreement will remain in force in the Officer’s new employment situation.

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10.5	In the event of the death of the Officer prior to the exercising of the purchase option, his/her legal heirs may exercise, in place of the decedent, the stock options under the terms and conditions and within the time-limits granted to the latter.

10.6	The elimination of the Officer’s position will not involve the loss of the rights established in this agreement, unless it involves the extinction of his/her employment contract under the terms established in the preceding paragraphs.

ELEVEN. - EXTINCTION OF THE PURCHASE OPTION.

The options granted by this agreement will be extinguished in the following circumstances:

a)	By execution of the options within the established time-limits.

b)	If the time-limit for exercising the option has elapsed without the opting party (or his/her heirs) having notified his/her decision to effectively exercise the options.

c)	By extinction of the employment relationship, except in the cases stated in Clause TEN.

d)	By general causes of extinction of obligations.

And as proof of their acceptance of the contents of this document, the parties have signed it in duplicate on the date and at the place first above written.

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